Cytation.com Incorporated

Series A Convertible Preferred Stock Purchase Agreement

This Series A Convertible Preferred Stock Purchase Agreement is made as of this 2nd day of April, 1999, by and between CYTATION.COM INCORPORATED, a New York corporation (the "Company"), and the persons listed on Exhibit 1 who are signatories to this Agreement (the "Investors").

The Parties Hereby Agree as Follows:

1.  Purchase and Sale.

     1.1     Sale and Issuance of Series A Convertible Preferred Stock.

     Subject to the terms and conditions of this Agreement, each of the Investors agrees to purchase at the Closing, and the Company agrees to sell and issue to each of the investors at the Closing, severally and not jointly, against cash payment, the number of shares of Series A Convertible Preferred Stock (the "Series A Preferred Shares") of the Company set forth opposite each Investor's name in Exhibit 1 to this Agreement at a purchase price of $4.00 per share.

     1.2     Closing.

     The initial purchase and sale of the Series A Preferred Shares being purchased by the Investors shall take place on April 2, 1999, or at such other time and place as the Company and the Investors mutually agree upon (which time and place are designated the "Closing"). At the Closing, the Company shall deliver to each of the Investors a certificate representing the number of Series A Preferred Shares which each such Investor is purchasing against delivery to the Company by each such Investor of cash or a certified bank cashier's or other check reasonably acceptable to the Company, or by wire transfer to the Company's account, in the amounts set forth in Exhibit 1. Additional closings, upon substantially identical terms and conditions as those contained herein, may be held until Series A Preferred Shares having an aggregate purchase price of $10,000,000 have been sold, provided that all of such closings are held on or prior to June 30, 1999. Except as provided in this subparagraph 1.2, the Company may not issue additional Series A Preferred Shares or warrants, options or other rights to acquire Series A Preferred Shares without the prior written approval of holders of at least two-thirds of the outstanding Series A Preferred Shares purchased under this Agreement.


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     1.3     Use of Proceeds.

     The Company agrees to use the proceeds from the sale of the Series A Preferred Shares for working capital purposes, for the repayment of outstanding obligations and for the reduction of trade debt.


2.  Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investors that:

     2.1     Incorporation.

     The Company is a corporation duly organized and validly existing, is in good standing under the laws of the state or other place of its incorporation, has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

     2.2     Capitalization.

     The authorized capital of the Company consists of one hundred million (100,000,000) shares of Common Stock, of which at Closing not more than eight million seven hundred seventy-five thousand one hundred eighty-four (8,775,184) shares will be issued and outstanding, and five million (5,000,000) shares of preferred stock (the "Preferred Shares"), of which two million five hundred thousand (2,500,000) shares have been designated Series A Preferred Shares, none of which are issued and outstanding as of the Closing. Immediately prior to the Closing, two million five hundred thousand (2,500,000) shares of the Company's common stock, par value $.001 per share ("Common Stock"), will be reserved for issuance upon conversion of the Series A Preferred Shares.

     2.3     Subsidiaries.

     The Company does not presently control, directly or indirectly, any other corporation, association or business entity.

     2.4     Authorization.

     All corporate action on the part of the Company, its officers and directors necessary for the authorization, execution, delivery and performance of all obligations of the Company under this Agreement and for the authorization, issuance and delivery of the Series A Preferred Shares being sold hereunder has been or shall be taken prior to the Closing, and this Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of the Company. Issuance of the Series A Preferred Shares is not, and issuance of the Common Stock issuable upon conversion of the Series A Preferred Shares will not be subject to preemptive rights or other preferential rights of any present or future stockholders in the Company.


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     2.5       Validity of Securities.

     The Series A Preferred Shares to be purchased and sold pursuant to this Agreement, when issued, sold and delivered in accordance with its terms for the consideration expressed herein, shall be duly and validly issued. The Common Stock issuable upon conversion of the Series A Preferred Shares has been duly and validly reserved and upon issuance will be duly and validly issued, fully paid and nonassessable.

     2.6     Governmental Consents.

     All consents, approvals, orders, authorizations or registration, qualification, designation and declaration or filing with and federal or state governmental authority on the part of the Company required in connection with the consummation of the transactions contemplated herein shall have been obtained prior to, and be effective as of, the Closing or will be timely filed thereafter.

     2.7     Compliance With Other Instruments.

     The Company is not in violation of any provisions of its respective Articles of Incorporation, its Bylaws, any material mortgage, indenture, lease, agreement or other instrument to which it is a party, or of any provision of any federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company. The execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with or constitute a default under any such provision.

     2.8     Litigation.

     There are no actions, proceedings or investigations pending, or to the knowledge of the Company threatened, which question the validity of this Agreement or which might result, either individually or in the aggregate, in any material adverse change in the assets, conditions, affairs or prospects of the Company, nor, to the knowledge of the Company, has there occurred any event or does there exist any condition which might properly be the basis therefor.

     2.9     Patents.

     The Company owns or has a valid right to use the patents, patent rights, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights being used to conduct their businesses as now operated and as now proposed to be operated; and the conduct of business as now operated and as now proposed to be operated does not and will not conflict with valid patents, patent rights, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights of others. The Company has no obligation to compensate any person or entity for the use of any such patents or rights and have granted to no person or entity any license or other rights to use in any manner any of the patents or rights of the Company, whether requiring the payment of royalties or not.

     2.10     Financial Statements.

     The Company has previously furnished true and complete copies of the following financial statements for the Company:

     (a) Statements of financial condition as of June 30, 1998 and June 30, 1997, and the related statements of operations and statements of changes in financial position for the years then ended, all certified by Feldman Radin & Co., P.C., independent accountants, and (b) unaudited statements of financial condition as of December 31, 1998, and unaudited statements of operations for the six-month period then ended. All such financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods (except for the omission of notes to the unaudited financial statements), fairly present the consolidated financial condition of the Company as of dates thereof, and the consolidated results of operations of the Company for the periods indicated, and, in the case of unaudited statements, subject to normal and recurring year-end adjustments. Specifically, without limitation, such financial statements reflect, as of their respective dates, all material accrued liabilities and adequate reserves for all material un-accrued liabilities and for all reasonably anticipated material losses of the Company. The books of account of the Company and fully and fairly reflect all of the transactions of such companies and are complete and accurate. The Company is not subject to any undisclosed material liability not (i) reflected in its December 31, 1998 unaudited financial statements referred to above or in the notes to the December 31, 1998 financial statements or (ii) incurred in the ordinary course of business since December 31, 1998. For purposes of this Agreement, all financial statements of the Company shall be deemed to include any notes to such financial statements.

     2.11     Absence of Certain Changes.

     Since December 31, 1998, whether or not in the ordinary course of business, there has not occurred or arisen (a) any material adverse change in the financial condition, operations, business or prospects of the Company, or
(b) any event, condition or state of facts of any character which materially or adversely affects, or may materially or adversely affect, the financial condition, operations, business or prospects of the Company.

     2.12     Tax Returns and Reports.

     All federal income tax and state franchise tax returns and tax reports required to be filed by the Company have been filed with the appropriate governmental agencies in all jurisdictions in which such returns or reports are required to be filed. All such returns and reports constitute complete and accurate representations, in all material respects, of the tax liabilities of the Company. All federal income tax and state franchise and other taxes (including interest and penalties) due from the Company have been fully paid or adequately provided for on the books and financial statements of the Company. None of the federal income tax returns of the Company have been audited by the Internal Revenue Service. The Company knows of no additional assessments or adjustments pending or threatened for any period, nor of any basis for any such assessment or adjustment. The Company and its affiliates have not entered into any agreements with federal and state taxing authorities extending the statute of limitations with respect to the assessment of federal and state taxes for any period.

     2.13     Properties.

     The Company has good and marketable title to its real and personal properties and assets and valid leasehold interests in its leased properties as and to the extent carried on its books, including those reflected on the unaudited statements of financial condition as of December 31, 1998 referred to in paragraph 2.10 above, except properties and assets disposed of in the ordinary course of business since December 31, 1998, and none of such properties or assets is subject to any mortgage, pledge, charge, lien, security interest, encumbrance of joint ownership interest, except liens for taxes, assessments, or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings.

The use of any property of the Company for the purpose for which it was acquired is not now, and, based upon the laws, regulations and ordinances in effect on the date of Closing, in the future will not be, curtailed to a material degree by any violations prior to the Closing by the Company of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, environmental protection, city planning, or similar matters). The Company enjoy peaceful and undisturbed possession under all leases under which they are operating, and all said lease are valid and subsisting and in full force and effect.

     2.14     Agreements.

     The Company has not breached and has not received oral or written notice of any claim or threatened claim that the Company has breached any of the terms or conditions of any agreement, contract, lease, commitment or understanding, whether oral or written, the breach or breaches of which singly or in the aggregate could materially or adversely affect the financial condition, operations, business or prospects of the Company.

     2.15     Pension Benefit Plan.

     The Company does not have or make contributions to any pension, defined benefit or defined contribution plans which are subject to the Federal Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     2.16     Registration Rights.

     Except as set forth in this Agreement, no person or entity has demand or other rights to cause the Company to file any registration statement under the Securities Act of 1933, as amended (the "Act") relating to any securities of the Company or any right to participate in any such registration statement. The Company intends to file a registration statement on or before April 30, 1999 in which it intends to register substantially all of the issued and outstanding shares of Common Stock.

     2.17     Disclosure.

     To the best of the Company's knowledge and belief, neither this Agreement, the financial statements referred in paragraph 2.10, nor any other agreement, document, certificate or written statement furnished to the Purchasers or their special counsel by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Most of the Company's executive officers have only been employed by the Company for a very short period of time. To the best knowledge of the Company's executive officers, but without having made any independent investigation, there is no fact within the special knowledge of any of the executive officers of the Company which has not been disclosed herein or in writing by them to the Investors and which materially adversely affects, or in the future in their opinion may, insofar as they can now foresee, materially adversely affect the business, properties, assets or condition, financial or other, of the Company. Without limiting the foregoing, the Company has no knowledge or belief that there exists, or there is pending or planned, any patent, invention, device, application or principle or any statute, rule, law, regulation, standard or code which would materially adversely affect the condition, financial or other, or the operations of the Company.


3.  Representations and Warranties of the Investors.

     Each of the Investors represents and warrants to the Company as follows:

     3.1     Authorization.

     When executed and delivered by such Investor, this Agreement will constitute the valid and legally binding obligation of such Investor.

     3.2     Accredited Investor.

Such investor (other than those identified in writing to counsel for the Company prior to the Closing) is an "accredited investor" as that term is defined in Rule 501 promulgated under the Act.


4.  Securities Act of 1933.

     4.1     Investment Representation.

     (a) This Agreement is made with each of the Investors in reliance upon their respective representations to the Company, which by its acceptance hereof each of the Investors hereby confirms, that the Series A Preferred Shares to be received will be acquired for investment for an indefinite period for its own account and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, each of the Investors further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell or transfer to such person any of the Series A Preferred Shares or any Common Stock acquired on conversion of the Series A Preferred Shares (all of such securities are hereinafter collectively referred to as the "Securities").

     (b) Each of the Investors understands that the Securities are not registered under the Act on the ground that the sale provided for in this Agreement and the issuance of securities is exempt pursuant to Section 4(2) of the Act and Rule 506 of Regulation D thereunder, and that the Company's reliance on such exemption is predicated on its representations set forth herein.

     (c) Each of the Investors agrees that in no event will it make a disposition of any of the Securities, unless the Securities shall have been registered under the Act, unless and until (i) it shall have notified the Company with a statement of the circumstances surrounding the proposed disposition and (ii) it shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that (A) such disposition will not require registration of such securities under the Act, and (B) that appropriate action necessary for compliance with the Act has been taken. Notwithstanding the foregoing, each Investor may distribute any of the Securities to the owners of its equity.

     (d) Each of the Investors represents that it is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, has the ability to bear the economic risks of its investment and has been furnished with and has had access to such information as would be made available in the form of a registration statement together with such additional information as is necessary to verify the accuracy of the information supplied and to have all questions which have been asked by the Investors answered by the Company.

     (e) Each of the investors understands that if a registration statement covering the Securities under the Act is not in effect when it desires to sell any of the Securities, it may be required to hold such Securities for an indeterminate period. Each of the Investors also acknowledges that it understands that any sale of the Securities which might be made by it in reliance upon Rule 144 under the Act may be made only in limited amounts in accordance with the terms and conditions of that Rule.

     4.2     Legends.

     All certificates for the Securities shall bear substantially the following legend:

"THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED BY THE ISSUEE FOR INVESTMENT PURPOSES. SAID SHARES MAY NOT BE SOLD OR TRANSFERRED UNLESS (A) THEY HAVE BEEN REGISTERED UNDER SAID ACT, OR (B) THE TRANSFER AGENT (OR THE COMPANY IF THEN ACTING AS ITS TRANSFER AGENT) IS PRESENTED WITH EITHER A WRITTEN OPINION SATISFACTORY TO COUNSEL FOR THE COMPANY OR A "NO-ACTION' OR INTERPRETIVE LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE CIRCUMSTANCES OF SUCH SALE OR TRANSFER."

     4.3     Rule 144.

     The Company covenants and agrees that: (i) at all times while it is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 it will use its best efforts to comply with the current public information requirements of Rule 144(c)(1) under the Act; and (ii) it will furnish the Investors upon request with all information about the Company required for the preparation and filing of Form 144.


5.  Conditions to Investors' Obligations at Closing.

     The obligations of the Investors under paragraphs 1.1 and 1.2 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

     5.1     Representations and Warranties.

     The representations and warranties contained in paragraph 2 hereof shall be true on and as of the Closing.

     5.2     Performance.

     The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it on or before the Closing.

     5.3     Reservation of Shares.

     The Company shall have reserved two million five hundred thousand (2,500,000) shares of its Common Stock for issuance upon the conversation of the Series A Preferred Shares.


     5.4     State Securities Laws.

     The Company will have complied with all requirements under all applicable state securities laws with respect to the offer and sale of the Series A Preferred Shares and the Common Stock to be issued upon the conversion thereto.

     5.5     Compliance Certificate.

     For each Closing subsequent to the date hereof, there shall have been delivered to each of the Investors a certificate signed by the Company's president certifying that the conditions specified in paragraphs 5.1, 5.2, 5.3, 5.4, and 5.8 have been fulfilled.

     5.6     Opinion of Counsel.

     There shall have been delivered to each of the Investors an opinion, attached as Exhibit 2, of Richard A. Fisher, counsel for the Company, to the effect that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, (ii) this Agreement has been duly authorized, executed, and delivered by the Company and constitutes a valid and enforceable obligation of the Company in accordance with its terms and, after investigation deemed reasonable by such counsel under the circumstances, such counsel has no knowledge of any breach by the Company of its representations, warranties and covenants under this Agreement , (iii) the Series A Preferred Shares have been duly authorized, issued and delivered and are validly outstanding, (iv) upon issuance and sale of all of the Series A Preferred Shares, the Company shall have outstanding an aggregate of not more than eight million seven hundred seventy-five thousand one hundred eighty-four (8,775,184) shares of Common Stock and two million five hundred thousand (2,500,000) shares of Series A Preferred Shares, (v) immediately prior to the Closing, the Company shall have reserved not more than two million five hundred thousand (2,500,000) shares of Common Stock for issuance upon conversion of Preferred Shares, (vi) such issue and sale is exempt, and no approval or authorization of any other public body is necessary for the issuance and sale by the Company of the Series A Preferred Shares, and (vii) based in part upon the representations of the Investors, the offer, sale, and delivery of the Series A Preferred Shares under the circumstances contemplated by this Agreement constitutes an exempt transaction under the Act.

     5.7     Minimum Purchase of Preferred Shares.

     Counterparts of this Agreement shall have been signed by persons agreeing to purchase Series A Preferred Shares having an aggregate purchase price of not less than two hundred fifty thousand dollars ($250,000).

     5.8     Proceedings and Documents.

     All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions will be reasonably satisfactory in substance and form to the Investors and their counsel, and the Investors and their counsel will have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     5.9     Adopted Designation of Rights and  Preferences.

     An adopted Designation of Rights and Preferences in substantially the form attached hereto as Exhibit 3 shall have been adopted by the Board of Directors of the Company and been filed with the New York Secretary of State.


6.  Conditions of the Company's Obligations at Closing.

     The obligations of the Company under paragraphs 1.1 and 1.2 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

     6.1     Warranties True on the Closing Date.

     The representations and warranties of each of the Investors contained in paragraphs 3 and 4 hereof shall be true on and as of the Closing with the same effect as though said representations and warranties had been made on and as of the Closing.


7.  Registration Rights.

     7.1     Shares Included in First Registration Statement.

 The Company covenants and agrees with each Investor to include all of the Investor's shares of Common Stock ("Registrable Shares") receivable upon conversion by such Investor of the Series A Preferred Shares in its first registration statement under the Act filed after the date hereof ("Registration Statement"). The Company covenants and agrees with each Investor that the Registration Statement will be filed no later than April 30, 1999.

     7.2     Obligations of the Company.

     In connection with the Registration Statement, the Company shall:

     (a) Use its best efforts to cause such Registration Statement to become and remain effective.

     (b) Prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to permit the disposition of all of the Registrable Shares.

     (c) Furnish to the Investors such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Shares owned by them.

     (d) Use its best efforts to register and qualify the Registrable Shares under such other securities or Blue Sky laws of such jurisdictions (not exceeding ten unless otherwise agreed upon by the Company) as shall be reasonably appropriate for the distribution of the securities covered by the Registration Statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and further provided that (anything herein to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification therein of the securities be borne by selling shareholders, then such expenses shall be payable by selling shareholders pro rata, to the extent required by such jurisdiction.

     7.3     Furnish Information.

     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this paragraph 7 that the Investors shall furnish to the Company such information regarding them, the Registrable Shares held by them, and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

     7.4     Expenses.

     All expenses incurred in connection with the Registration Statement, including without limitation all registration and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company, but excluding underwriting discounts and commissions shall be borne by the Company. Each selling shareholder shall bear the fees and costs of its own counsel (if different from counsel for the Company).

     7.5     Indemnification.

     In the event any of the Registrable Shares are included in the Registration Statement under this paragraph 7:

     (a) To the extent permitted by law, the Company will indemnify and hold harmless each Investor against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein, or allegedly necessary to make the statements therein not misleading; and will reimburse each such Investor, such underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subparagraph 7.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement preliminary prospectus, final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Investor, such underwriter or controlling person.

     (b) To the extent permitted by law, each such Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed such registration statement, each person, if any, who controls the Company within the meaning of the Act, and any underwriter for the Company (within the meaning of the Act) against any losses, claims, damages, or liabilities to which the Company or any such director, officer, controlling person, or underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or allegedly necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Investor expressly for use in connection with such registration; and each such Investor will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there were material misstatements or omissions.

     (c) Promptly after receipt by an indemnified party under this subparagraph 7.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this subparagraph 7.5, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability to defend such action, shall relieve such indemnifying party under this subparagraph 7.5, but the omission so to notify the indemnifying party will not relieve such party of any liability which such party may have to any indemnified party otherwise other than under this subparagraph 7.5.


     (d) If recovery is not available under the foregoing indemnification provisions of this paragraph, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the offering of the securities (taking into account the portion of the proceeds of the offering realized by each), the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement of omission, and any other equitable considerations appropriate under the circumstances; provided that in no event will any Investor be required to contribute an amount in excess of the original cost that Investor of its Shares included in that offering. The Company and the Underwriters agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

     7.6     Reports under the Securities Exchange Act of 1934.

     With a view to making available to the Investors the benefits of Rule 144 promulgated under the Act, the Company agrees to use its best efforts (i) to file with the SEC in a timely manner all reports and other documents required to be filed by an issuer of securities registered under the Act or the Securities Exchange Act of 1934, as amended, (ii) to maintain in effect the registration of its Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended, and (iii) so long as any Investor owns any of the Shares, to furnish in writing upon such Investor's request the following information: (A) the Company's name, address and telephone number, (B) the Company's Internal Revenue Service identification number; (C) the Company's SEC file number, (D) the number of shares of Common Stock outstanding as shown by the most recent report or statement published by the Company (E) the average weekly volume of trading in such shares reported on all national securities exchanges during the four calendar weeks preceding the date of receipt of request by the Investor, and (F) whether the Company has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months. With respect to a rule or regulation of the SEC (other than Rule 144) which may at any time permit a Investor to sell Common Stock to the public without registration, the Company agrees to take such action as is reasonable to enable utilization of such rule.

     7.7     Definitions.

     (a) A person shall be deemed an "Investors" if such person then holds any Series A Preferred Shares or Common Stock received upon conversion of Series A Preferred Shares.

     (b) "Registrable Shares" shall mean and include any shares of Common Stock issuable or issued upon conversion of the Series A Preferred Shares issued pursuant to this Agreement.


8. Covenants.

     8.1     Financial Statements.

     The Company promptly shall deliver to each holder of Series A Preferred Shares annual and quarterly financial statements.

     8.2     Reservation of Shares.

     The Company shall reserve sufficient additional shares of Common Stock for issuance upon conversion of all Series A Preferred Shares then outstanding.

     8.3     Cumulative Dividends.

     The holders of the Series A Preferred Shares shall be entitled to cumulative dividends which shall accrue annually (and retroactively) at the rate of six percent (6%). Dividends shall be paid quarterly in arrears and shall be cumulative if not paid when due. No dividends on the Company's common stock shall be paid until all outstanding dividends on the Series A Preferred Shares are paid. At the Company's election, the dividends may be paid in registered shares of the Company's Common Stock valued at $4.00 per share.

     8.4     Adoption of Certificate of Determination of Preferences.

     The Company shall adopt and file a Designation of Rights and Preferences attached hereto as Exhibit 3 with respect to the Series A Preferred Shares, and the Investors hereby authorize, approve and consent to all actions taken or to be taken by the Company in connection with the adoption and filing of such Designation of Rights and Preferences.

     8.5     Optional Conversion.

     The Investor shall have the right at any time from time to time at such Investor's option to convert all or any portion of the Series A Preferred Shares into such number of fully paid and nonassessable shares of Common Stock as provided in paragraph 8.6.

     The Investor may exercise the conversion right provided in this paragraph
8.5 by giving written notice (the "Conversion Notice") to the Company of the exercise of such right and stating the name or names in which the stock certificate or stock certificates for the Common Stock are to be issued and the address to which such certificates shall be delivered. The Conversion Notice shall be accompanied by the Series A Preferred Shares.

     Conversion shall be deemed to have been effected on the date the Conversion Notice is given by the Investor to the Company. Within 10 business days after receipt of the Conversion Notice by the Company, the Company shall issue and deliver by hand against a signed receipt therefor or by United States registered mail, return receipt requested, or by overnight delivery service, to the address designated by the Investor in the Conversion Notice, a stock certificate or stock certificates of the Company representing the number of Common Stock to which such Investor is entitled and a check or cash in payment of all accrued and unpaid dividends.

     8.6    Mandatory Conversion.

     The Company may require mandatory conversion of all, but not less than all, of the Series A Preferred Shares on or after the first anniversary of the initial purchase and sale of the Series A Preferred Shares the ("Conversion Date"), provided that:

          (i) The average closing bid price of the Company on the Over-the-Counter Bulletin Board ("OTCBB") or the Nasdaq Stock Exchange, as applicable, for the twenty (20) consecutive trading days immediately preceding the Conversion Date has exceeded $6.00 per share, or;

          (ii) If there is a reorganization of the Company involving an exchange of Company's Common Stock for shares of a United States domiciled corporation the shares of which are trading on a national exchange or on the Nasdaq National Market System.

     Conversion shall be deemed to have been effected on the date the Conversion Notice is given to Investors (the "Conversion Date"). Within 10 business days after receipt of the Conversion Notice, the Company shall issue and deliver by hand against a signed receipt therefor or by United States registered mail, return receipt requested, or by overnight delivery service, to the address designated by the Investor in the Conversion Notice, a stock certificate or stock certificates of the Company representing the number of Common Stock to which such Investor is entitled and a check or cash in payment of all accrued and unpaid dividends. Conversion of the Series A Preferred Shares to Common Stock shall be deemed to have occurred on the Conversion Date whether or not an Investor returns to the Company its certificate or certificates for the Series A Preferred Shares.

     8.7     Conversion Ratio.

          On the date hereof, the conversion ration ("Conversion Ratio") shall equal one Series A Preferred Share for one (1) share of Common Stock, provided, however, that the Conversion Ratio shall be subject to adjustment in accordance with and at the times provided in this paragraph, as follows:

     (a) In case issued and outstanding shares of Common Stock shall be subdivided or split up into a greater number of shares of the Common Stock, the Conversion Ratio in effect at the opening of business on the business day immediately preceding the date fixed for the determination of the stockholders whose shares of Common Stock shall be subdivided or split up (the "Split Record Date") shall be proportionately increased, and in case issued and outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the business day immediately preceding the date fixed for the determination of the stockholders whose shares of Common Stock shall be combined (the "Combination Record Date") shall be proportionately decreased, such increase or decrease, as the case may be, becoming effective immediately after the opening of business on the business day immediately after the Split Record Date or the Combination Record Date, as the case may be.

     (b) In case of any capital reorganization, any reclassification of the stock of the Company (other than as a result of a stock dividend or subdivision, split up or combination of shares), or the merger of the Company with or into another person or entity (other than a merger in which the Company is the continuing corporation and which does not result in any change in the Common Stock) or of the sale, exchange, lease, transfer or other disposition of all or substantially all of the properties and assets of the Company as an entirety or the participation by the Company in a share exchange as the corporation the stock of which is to be acquired, the Series A Preferred Shares shall (effective on the opening of business on the date after the effective date of such reorganization, reclassification, merger, sale or exchange, lease, transfer or other disposition or share exchange) be convertible into the kind and number of shares of stock or other securities or property of the Company or of the corporation resulting from surviving such merger or to which such properties and assets shall have been sold, exchanged, leased, transferred or otherwise disposed or which was the corporation whose securities were exchanged for those of the Company to which the holder of the number of shares of Common Stock deliverable (at the close of business on the date immediately preceding the effective date of such reorganization, reclassification, merger, sale, exchange, lease, transfer or other disposition or share exchange) upon conversion of Series A Preferred Shares would have been entitled upon such reorganization, reclassification, merger, sale, exchange, lease, transfer or other disposition or share exchange. The provisions of this paragraph 8.7(b)shall similarly apply to successive reorganizations, reclassifications, mergers, sales, exchanges, leases, transfers or other dispositions or other share exchanges.

     (c) Whenever the Conversion Ratio shall be adjusted as provided in paragraph 8.6 hereof, the Company shall prepare and send to the holders of the Series A Preferred Shares a statement, signed by the chief financial officer of the Company, showing in detail the facts requiring such adjustment and the Conversion Ratio that shall be in effect after such adjustment.

     (d) No adjustment of the conversion rate shall be made in any of the following cases:

               (i) upon the grant or exercise of stock options hereafter granted, or under any employee stock option plan now or hereafter authorized, to the extent that the aggregate of the number of shares which may be purchased under such options and the number of shares issued under such employee stock purchase plan is less than or equal to ten percent (10%) of the number of shares of Common Stock outstanding on January 1 of the year of the grant or exercise;

               (ii) shares of Common Stock issued upon the conversion of Preferred Stock;

               (iii) shares issued in connection with the acquisition by the Company or by any subsidiary of the Company of 80% or more of the assets of another corporation, and shares issued in connection with the acquisition by the
 Company or by any subsidiary of the Company of 80% or more of the voting shares of another corporation (including shares issued in connection with such acquisition of voting shares of such other corporation subsequent to the acquisition of an aggregate of 80% of such voting shares), shares issued in a merger of the Company or a subsidiary of the Company with another corporation in which the Company or the Company's subsidiary is the surviving corporation, and shares issued upon the conversion of other securities issued in connection with any such acquisition or in any such merger;

               (iv) shares issued by way of dividend or other distribution on Common Stock excluded from the calculation of the adjustment under this subparagraph 8.7(d) or on Common Stock resulting from any subdivision or combination of Common Stock so excluded; or

               (v) shares issued pursuant to all stock options and warrants outstanding on the date of the filing of these Articles.

     (e) In the event the Company shall propose to take any action of the types described in paragraph 8.6 hereof, the Company shall give notice to the holder of the Series A Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall be given on or prior to the earlier of 30 days prior to the record date or the date which such action shall be taken. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Ratio and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Series A Preferred Shares. Failure to give notice in accordance with this paragraph 8.7(d) shall not render such action ultra vires, illegal or invalid.

     8.8     Board of Directors.

     For as long as at least 50% of the Series A Preferred Shares are outstanding, the holders of a majority of the shares of Series A Preferred Shares shall have the right (as set forth in the Designation of Rights and Preferences of the Series A Preferred Shares attached hereto as Exhibit 3) to elect one (1) member to the Company's Board of Directors. The Board of Directors shall consist of not fewer than five and not more than seven members. The director elected by the majority of the holders of the Series A Preferred Shares shall receive the same compensation as all other outside directors and shall be reimbursed for all out of pocket expenses incurred in connection with attending meetings of the Board of Directors. The Board of Directors shall meet in person no less frequently than semi-annually and telephonically or personally no less frequently than quarterly.

     8.9     Advisory Fees.

     Should the Company enter into an agreement with an Investor introduced by an advisor/finder, Company shall, at its discretion, pay to finder compensation as follows in accordance with the Lehman Formula advisory fee:

(a)     Five percent (5%) of the first million dollars, plus

(b)     Four percent (4%) of the second million dollars, plus

(c)     Three percent (3%) of the third million dollars, plus

(d)     Two percent (2%) of the fourth million dollars, plus

(e)     One percent (1%) of the balance over four million dollars.


     8.10     Right of Company.

     The Company reserves the right in its sole discretion to refuse to accept an investment of any prospective investor. The Company reserves the right to place up to $10 million of Series A Preferred Shares.


9. Miscellaneous.

     9.1      Agreement is Entire Contract.

     Except as specifically referenced herein, this Agreement constitutes the entire contract between the parties hereto concerning the subject matter hereof and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein. Any previous agreement among the parties related to the transactions described herein is superseded hereby. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

     9.2      Governing Law.

     This Agreement shall be governed by and construed under the laws of the State of New York.

     9.3      Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.4      Title and Subtitles.

     The titles of the paragraphs and subparagraphs of this Agreement are for convenience and are not to be considered in construing this Agreement.

     9.5      Notices.

     Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, addressed to a party at its address hereinafter shown below its signature or at such other address as such party may designate by ten (10) days advance written notice to the other party.

     9.6      Survival of Warranties.

     The warranties and representations of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder.

     9.7      Amendment of Agreement.

     Except as expressly provided herein, any provision of this Agreement may be amended or waived on behalf of all Investors by a written instrument signed by the Company and by Investors holding at least a majority of the aggregate of the shares of Common Stock issuable and issued upon conversion of the Series A Preferred Shares.



[SIGNATURES ON FOLLOWING PAGE]

In Witness Whereof, the undersigned have executed this Agreement as of the day and year first written above.


CYTATION.COM INCORPORATED


By: _________________________
      Authorized Signature


Chairman of the Board of Directors          ________________________,
                                            Secretary
Title                                       Attest


SEAL


PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY


By: _________________________
       Authorized Signature

Exhibit 1

LIST OF INVESTORS


Name                                   Number of Shares

The Provident Companies, Inc.          750,000
1 Fountain Square
Chattanooga, TN 37402
Attn: James A. Ramsay